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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM N-8A
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NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submit the following information:

Name: IBAA Fund

Address of Principal Business Office (No. & Street, City, State, Zip
Code): 250 N G Street, Suite 202, San Bernardino, California 92410

Telephone Number (including area code): (714) 687-6870

Name and address of agent for service of process: Bart Lao, 525 N Azusa Avenue, Suite 212, City of Industry, California 91744

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N8A: YES x NO

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SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of San Bernardino and the State of California on the 12th day of May 2017.

						IBAA Fund

						By: /s/ __Paul Lo_________________									Paul Lo
							Chief Executive Officer


Attest: /s/ ___Purita Ramos_________________________
		Purita Ramos
		Principal Financial Officer